CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Philadelphia Investment Partners New Generation Fund. Such reference appears in the Statement of Additional Information under the heading “Counsel and Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania

July 29, 2013